Exhibit 4.15

Long Bridge Technology HK Limited Unit 1407-08,14/F Grand Millennium Plaza Cosco Tower, 33 Wing Lok Street, HK https://longbridge.cloud

LONGBRIDGE WHALE SAAS SERVICE AGREEMENT

This longbridge whale saAs SERVICE Agreement (“Agreement”) is made on 28th Feburary2023 (“Effective Date”).

BETWEEN:

(1)	Long Bridge Technology HK Limited, which has an address at Room 1407-08, 14/F, Cosco Tower, 183 Queen’s Road Central, Hong Kong, (“Provider”); and

(2)	Zhong Yang Securities Limited which has its registered address at Room 1101, 118 Connaught Road West, Hong Kong (“Client”).

RECITALS

WHEREAS, Provider is in the business of providing SaaS and other technology services, and Client desires to use Provider’s services and Provider agrees to offer in accordance with this Agreement;

NOW, THEREFORE, acknowledging the receipt of adequate consideration and intending to be legally bound, the Parties agree as follows:

1. Definition.

1.1 In this Agreement, except to the extent that the context requires otherwise, the following terms shall have the following respective meanings:

“Agreement” means, the terms and conditions of this Agreement which include the recitals, the body of this Agreement, the attached Schedules and Appendices, Service Materials (as defined below), together with any expressly incorporated documents.

“Affiliate” means, in relation to a Party, an entity that controls, is controlled by, or is under common control with a Party. For this definition, “control” means direct or indirect ownership of more than 50% of the voting interests of the subject entity.

“Access Credentials” means, any user name, identification number, password, license or security key, security token, PIN or other security code, method, technology or device used, alone or in combination, to verify an individual’s identity and authorization to access and use the Services or Products.

“Applicable Laws” means, all applicable laws, rules, regulations, orders, rulings, policies, practices, procedures, customs, requirements, and determinations of all governmental, judicial, regulatory and self-regulatory bodies, whether or not with the force of law, having jurisdiction over Provider and/or Client.

“App” means, collectively, Mobile Phone App, Web App and desktop App.

“Authorized User(s)” means, Client’s employees, representatives, consultants, contractors or agents who have been granted authorization for the purpose of (i) using Provider’s Portal; and/or (ii) performing management and administrative duties by accessing the White Label App(s) administrative tools or applications. For the purpose of this Agreement, Authorized User will be supplied user identifications and passwords by Client or on Client’s behalf.

“Client Data” means, any and all data, files, documents, and information that is provided to Provider by, or on behalf of, Client through Client’s use of the Services, any data that third parties submitted to Client through the Services, any data generated through use of the Services, and any data collected by the Provider for purposes of offering Services.

“Confidential Information” means, any information disclosed by a party to the other party, either directly or indirectly, in writing, orally, or by inspection that (A) is designated as “Confidential,” “Proprietary,” or some similar designation or (B) by the nature of the information or the circumstances surrounding disclosure, would be reasonably understood as proprietary or confidential. Confidential Information does not include information (i) that is or becomes generally available to the public other than through the action of the receiving party; (ii) lawfully in the possession of the receiving party at the time of disclosure without restriction on use or disclosure; (iii) lawfully obtained by the receiving party from a third party without restriction on use or disclosure or breach of such third party’s obligations of confidentiality; or (iv) independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information.

“Client Content” means, any right, title and/or interest in the content material (including but not limited to text, Client-provided software, scripts, trademarks, logos, HTML coding, domain names, links, graphics, audio, video, and any data) that Client makes available to its Authorized User or End User by means of the Services.

“Deliverable” means, electronic or tangible work product commissioned by and developed specifically for Client through the provision of the Services, that the Provider is required to deliver to the Client pursuant to this Agreement. For the purpose of this Agreement, the Deliverables herein include, without limitation to, Provider’s App, Provider’s Portal, and Service Materials.

“Distribution Channels” means, relating to White Label App, any and all channels through which White Label Product may be distributed or commercialized to the relevant End Users.

“End User(s) “means, any person or entity that has registered, purchased, downloaded or otherwise acquired access to or accessed LongPort App or White Label App (as the case may be).

“Force Majeure Event” has meaning as defined in Clause 13.

“Intellectual Property Rights” means: (A) patents, utility models, supplementary protection certificates, petty patents, rights in trade secrets and other confidential or undisclosed information (such as inventions (whether patentable or not) or know how) registered designs, rights in copyright, “moral” rights, database rights, design rights, semiconductor topography rights, mask work rights, trademarks and service marks; (B) all registrations or applications to register any of the items referred to in paragraph (A); and (C) all rights in the nature of any of the items referred to in paragraphs (A) or (B) including continuations, continuations in part and divisional applications, reputation, personality or image, trade names, business names, brand names, get up, logos, domain names and URLs, rights in unfair competition and, without prejudice to anything set out elsewhere in this definition, rights to sue for passing off and all rights having equivalent or similar effect to, and the right to apply for any of, the rights referred to in this definition in any jurisdiction.

“LongPort App” means, any one or more of the App(s) developed, designed, issued under Provider’s name, which is branded as “LongPort”, including, but not limited to LongPort Mobile Phone App, LongPort Web App, LongPort desktop App, which shall be subject to certain App(s) selected by Client as stated in Schedule 2.

“LongPort Product” means, the product, functionality, module, service provided to End Users of LongPort App which are provided by Provider and/or its applicable Affiliate or certain partners.

“LongPort Solution” means, a comprehensive technology solution offered by Provider to support Client’s evolving business requirements, including, but are not limited to, LongPort App, Provider’s Portal and any other platform, software, website, application, modules or system developed, integrated, hosted, managed, or maintained by the Provider, through which Client (including Client’s Authorized Users) may access, monitor, or manage, among other things, Provider’s Services where applicable, and the data collected and generated by Provider’s Services. For the avoidance of doubt, notwithstanding the comprehensive solution offered by Provider, the specific products and services that Client ultimately selects, and Provider is obliged to provide are subject to Schedule 2 attached hereto.

“Launch Date” means, the date(s) of Client’s acceptance of Provider’s certain part of Deliverables on a rolling basis during the Term of this Agreement, from when Provider is legally binding to provide such certain part of Services to Client according to the Confirmation Form as signed off by Client or accepted pursuant to the terms and conditions of this Agreement.

“Losses” means, all losses, costs, claims, demands, actions, suits, proceedings, fines, penalties, awards, liabilities, damages, compensation, settlements, expenses and/or professional costs, fees and/or charges, including reasonable attorneys’ fees.

“Market Data” means, real time market data relating to financial instruments such as securities, futures, contracts for difference and exchange traded funds.

“Mobile Phone App” means, the application which includes the Products (as defined below) which are available for downloading and installing on a mobile and/or tablet device through the App store or any other application marketplace where applicable.

“Order” means, Client’s trade order placed and effected through the Trading System Service, regardless of acceptance or acknowledgement of recipient or executor (such as exchanges) of such Order herein.

“Provider’s Portal” means, the platform, software, application, modules or system developed, integrated, hosted, managed, or maintained by the Provider that allows Client (including Client’s Authorized Users) to access, monitor, or manage, among other things, Provider’s Services where applicable, and the data collected and generated by Provider’s Services. For the purpose of interpretation herein, Provider’s Portal includes, without limitation to, Whale Trade Terminal, Whale Middle Office, and Whale Back Office as stated in Schedule 2 attached hereto.

“Personal Data” means, any information related to any identified or identifiable natural or legal person, including but not limited to Client employees and customers, and any other additional data deemed as personal data under any applicable data protection legislation.

“Provider’s App” means, collectively, LongPort App and White Label App (as the case maybe).

“Product” means, collectively, LongPort Product, White Label Product and Community Product.

“Service(s)” means, the services, functions, responsibilities, software, infrastructure, support and outputs to be provided and fulfilled by the Provider and/or its Affiliates, under this Agreement as more particularly described in Schedule 1. For the purpose of this Agreement, Service herein includes, without limitation to, the provision of Provider’s App, Provider’s Portal and Service Materials.

“Service Materials” means, the materials, the guidelines, the detailed instructions or requirements relating to the operation and use of the Services including and lists of product features, but not limited to, product feature support notes, user manuals, user guides, technical manuals, release notes, and online help files regarding use of the software provided as part of the Service, and any other materials prepared in connection with any Service modification, correction, or enhancement, and shall include any updated versions of Service Materials as may be provided by Provider from time to time (A) in the course of providing the Service; (B) as part of an online tutorials or help files provided with the Service; or (C) in the course of providing web seminars.

“Confirmation Form” means, the project deployed confirmation form as signed off by Client or as accepted in accordance with this Agreement.

“Term” has meanings as defined in Clause 11 of this Agreement.

“Third Party Products” means, application software products provided by third party vendors, including operating system and application software with which the Provider’s APP or Provider’s Portal interfaces and which provides certain functionality essential to the operation of the Services.

“Web App” means, the application which includes the Products which are accessible using any web browser.

“White Label Product” means, the product, functionality, module, service provided to End Users of White Label App, which are provided by Client. For the purpose of interpretation herein, Community Product is offered by Provider or its relevant Affiliate and hence is not included in the scope of White Label Product.

“White Label Content” means, Client’s Content, materials, trademarks (whether registered or unregistered) which includes without limitation the Client’s brand, trade names, service marks as well as other information, documentation or resources, and any other deliverables provided by Client to Provider for the purpose of White Label App.

“White Label App” means, subject to certain App(s) selected by Client as stated in Schedule 2, any one or more of the App(s) containing a series of unique instance(s) or module(s) of White Label App that may be uniquely branded in a manner associated with Client and is licensed to Client for the purposes of incorporating the White Label Content to be delivered to End Users, and any and all revisions, corrections, enhancements, modifications and updates thereto.

“White Label Solution” means, a comprehensive technology solution offered by Provider to support Client’s certain business requirements, including, but are not limited to, White Label App, Provider’s Portal, through which Client (including Client’s Authorized Users) may access, monitor, or manage, among other things, Provider’s Services where applicable, and the data collected and generated by Provider’s Services. For the avoidance of doubt, notwithstanding the comprehensive solution offered by Provider, the specific products and services that Client ultimately selects, and Provider is obliged to provide are subject to Schedule 2 attached hereto.

1.2 In the event of any conflict between this Agreement and any Schedule and/or Appendix thereof, the terms of the Schedule and/or Appendix shall prevail to the extent relevant to the subject matter of that Schedule or Appendix.

1.3 Headings are for ease of reference only and shall not affect the interpretation of this Agreement. References to clauses and schedules are to clauses and schedules of this Agreement. References to this Agreement or any other document are to that document as from time to time amended, restated or replaced.

1.4 References to any statute or statutory provision include any subordinate legislation made under it and include any provision repealing, amending it or re-enacting it.

1.5 References to times of the day are references to Hong Kong time.

2. Service.

2.1 From the Launch Date, Provider shall provide the Services to Client and/or its Authorized Users in accordance with the Confirmation Form as well as the terms and conditions of this Agreement and shall ensure that the Services comply in material respects with the description and specifications as set out in Schedule 1 and Schedule 2 and Service Materials as updated by Provider from time to time, including the time for the performance of the Services (if any).

2.2 Client Materials. Client agrees to provide Provider with reasonable access to Client’s materials, systems, personnel or other resources as reasonably necessary for Provider’s provision of Services (“Client Materials”). If Client does not provide Provider with timely access to Client Materials, Provider’s performance of the Services will be tolled until Client provides all access as necessary for Provider to perform the Services. Client retains its rights to Client Materials, subject to Provider’s ownership of Provider’s Platform, Provider’s Portal, Deliverables and any related technology.

2.3 Third Party Products. If Provider elects to use any Third Party Product, Client acknowledges that such third party vendor may access or use Client Data, and Client permits Provider to allow the third party vendor to access Client Data as required for the provision of that Third Party Product.

2.4 Service Materials. Client hereby acknowledges and agrees that the Service set forth hereunder is only an outline of the Service provided by Provider, and the specific services, features and/or Models may be referred to Service Materials updated by Provider from time to time after the Effective Date. Provider will provide Client with Service Materials where instruction or guideline will be offered to Client on how to use the Service. Should Provider wish to make any modification or changes of such Service Materials, Provider will use reasonable efforts to notify Client in advance without assuming any liability. Upon receipt of Provider’s such notice, Client shall operate and use the Service in accordance with the latest version of Service Materials. Client hereby further acknowledges and agrees that Provider may update Service Materials from time to time and Client undertakes to use the Services in accordance with the latest version of Service Materials as informed by Provider. By providing Client with the Services, Client does not acquire any right, title and/or interest in the Service Material, and except as expressly set forth in this Agreement.

3. License.

3.1 License from Provider.

(A) Subject to the terms and conditions of this Agreement, Provider grants to Client during the Term of this Agreement, a limited, revocable, non-sublicenseable, non-transferable, non-exclusive right (unless explicitly agreed by both parties) to permit Client (including its Authorized Users, where applicable) to use the Service, including the Provider’s App (subject to which solution Client purchases), Provider’s base components, modules thereof (“License”).

(B) Client acknowledges and agrees that the License granted hereunder, for the items listed in Schedule 1 and Schedule 2 hereto, is not a concurrent user license and that the rights granted to Client in this Agreement are subject to all of the following agreements and restrictions:

(1) the maximum number of Authorized Users that Client authorized to access the Service shall not exceed the number of licenses Client purchases, as set forth in Schedule 1, (for the avoidance of dispute, both Parties agree that the numbers stated in Schedule 1 may be modified from time to time upon mutual written agreement of the Parties),

(2) Client shall not license, sell, rent, lease, transfer, assign, distribute, display, host, outsource, disclose or otherwise commercially exploit or make the Service or the Service Materials available to any third party other than an Authorized User,

(3) Client shall not modify, make derivative works of, disassemble, reverse compile, or reverse engineer any part of the Service, including without limitation the Provider’s Portal, Provider’s App, modules, Deliverables and/or Service Materials,

(4) Client shall not create Internet “links” to the Service or “frame” or “mirror” any part of the Service, including any content contained in the Service, on any other server or device,

(5) Client agrees to make every reasonable effort to prevent unauthorized third parties from accessing the Service, the Provider’s Portal, Provider’s App, modules, Deliverables and/or Service Materials,

(6) Client acknowledges and agrees that Provider or its third-party vendors shall own all right, title and interest in and to all intellectual property rights in the Service, the Provider’s Portal, Provider’s App, modules, Deliverables and/or Service Materials and any changes, upgrades, updates, suggestions, enhancement requests, feedback, or recommendations provided by Client or its Authorized Users relating thereto,

(7) Client does not acquire any rights in the Service, the Provider’s Portal, Provider’s App, modules, Deliverables and/or Service Materials, express or implied, other than those expressly granted in this Agreement and all rights not expressly granted to Client are reserved by Provider and/or its third-party vendors and

(8) this Agreement is not a sale and does not convey any rights of ownership in or related to the Service, the Provider’s Portal, Provider’s App, modules, Deliverables and/or Service Materials to Client.

(C) Client shall not be entitled to grant sub-licenses to any other party (including its Affiliate) with respect to the Licenses granted hereunder unless otherwise agreed by both Parties.

(D) Client acknowledges and agrees that the License granted herein does not diminish Client’s responsibility for compliance with all Applicable Laws and provisions under this Agreement.

3.2 Licenses from Client. Subject to the terms and conditions of this Agreement, Client grants to Provider and its third party vendors the non-exclusive, nontransferable worldwide right to copy, store, record, transmit, display, view, print or otherwise use: (A) Client Data solely to the extent necessary to provide the Service hereunder to, and (B) any trademarks, logo, and tradename that Client provides Provider for the purpose of including them in Client’s user interface of the Service (“Client Marks”). Client acknowledges and agrees that Client Data, Client Marks and information regarding Client and its Authorized Users and its End Users that is provided to Provider and its third party vendor in connection with this Agreement may be (1) processed by Provider, its applicable Affiliate and its third party vendors to the extent necessary to provide the Service and (2) transferred outside of the country or any other jurisdiction where Client and its Authorized Users or its End Users are located.

3.3 In addition, Client acknowledges and agrees that it is Client’s obligation to inform its Authorized User and End User of the processing of Client Data and Client Marks and to ensure that its Authorized User and End User have given any necessary consent to such processing as required by all applicable data protection legislation. Client shall have sole responsibility for the accuracy, quality, integrity, legality, reliability, appropriateness and copyright of all Client Data and Client Marks. Client agrees that the license to the Client Data and Client Marks shall survive termination of this Agreement solely for the purpose of storing backup Client Data in accordance with the terms of this Agreement and pursuant to any requirements under any Applicable Laws.

4. Launch and Hosting.

4.1 Delivery of Service.

(A) Timetable. Provider will deliver the Service on a rolling basis as notified by Provider afterwards from time to time. However, Client understands that the ability of Provider to follow the timetable depends on a number of factors beyond the control of Provider and Provider is not liable if it fails to meet the timeline as promised whether in oral or in writing. Provider shall notify Client when and if it believes the said timetable should be shortened or extended without assuming any further obligation or liability. For the avoidance of doubt, Provider reserves any right, at any time, to change the content and date of Deliverables without assuming any further obligation or liability, provided that Provider renders relevant notification to Client in advance.

(B) Testing and Acceptance. Provider shall notify Client when Provider believes the Service and the relevant Deliverables are ready for use by Client. Upon receipt of such notice, Client shall have [five (5)] days in which to test the corresponding Deliverables and then signs off the Confirmation Form. If Client believes there are defects in the Deliverables, it shall so notify Provider and the Parties shall cooperate in fixing any such defects. Client shall be deemed to have accepted the Deliverables and signed off the Confirmation Form, whichever occurs the first:

(1)  if it does not notify Provider of defects within such [five (5)] day period, or

(2) when it notifies Provider of such acceptance and executing Confirmation Form in the form acceptable to Provider.

Upon Client’s acceptance of the relevant Deliverable(s) as set out in the Confirmation Form, Provider is legally binding to provide the relevant portion of Services pursuant to the terms and conditions of this Agreement as well as the content stated in then-current Confirmation Form.

4.2 Changes to Services. Client understands, acknowledges, and agrees that the Services will continue to be extended, enhanced, improved and that from time to time. Provider reserves the right to make changes to the Services from time to time including but not limited to improvements, enhancements, upgrades, and updates. Provider may perform maintenance or alter or remove functionality from such Services at any time without prior notice. Provider will use reasonable efforts to provide Client with prior notice if Provider makes a change to the Services resulting in a material decrease in core functionality used by Client.

5. Obligations and Liabilities.

5.1 Provider undertakes to provide the Services in accordance with this Agreement. Provider shall use commercially reasonable efforts to maintain the Services in a manner which minimizes errors and interruptions in the Services and shall provide and perform the Services in a professional and workmanlike manner. The Services may be temporarily unavailable for scheduled maintenance or for unscheduled emergency maintenance, either by Provider or by third-party vendors, or because of other causes beyond Provider’s reasonable control, but Provider shall use commercially reasonable efforts to provide advance notice in writing or by e-mail of any scheduled service disruption.

5.2 Examination and Notification of Errors. Client shall notify Provider of any error in connection with the Services in due course, and any notice of error shall be accompanied by such documentation as may be necessary to substantiate Client’s claim. Client shall provide promptly upon Provider’s request any additional documentation which Provider reasonably believes is necessary or desirable to determine and correct any such error. If Client fails to notify Provider of any perceived error within the applicable time frame, Client shall be deemed to have waived any right to make any claim (if any) under this Agreement against Provider relating to such perceived error.

5.3 Specific Regulations. If Client’s use of the Services requires Client to comply with industry-specific regulations applicable to such use, Client will be solely responsible for such compliance, unless Provider has agreed with Client otherwise. Client shall not use the Services in a way that would subject Provider to those industry-specific regulations without obtaining Provider’s prior written agreement.

5.4 Client Content. During the development process and throughout the Term, Client shall provide all necessary Client Content in accordance with this Agreement. All Client Content shall be provided promptly and in formats requested by Provider. Client represents, warrants, and agrees that Client possesses all licenses, rights, releases and other necessary and supporting documentation required to publish, display, explore, and monetize, directly or indirectly, all Client Content on Provider’s App in accordance with the terms of this Agreement and as required by any Applicable Law. Client understands, acknowledges, and agrees that any and all claims in connection to Client Content including but not limited to copyright, wrongful distribution, breach of license, defamation, wrongful doing, infringement are the sole responsibility of Client. Client further acknowledges and agrees to release Provider from any and all claims arising from or in direct or indirect connection to the Client Content.

5.5  Client undertakes:

(A) to make available to Provider all information necessary for Provider to perform Provider’s obligations under this Agreement；

(B) to procure all permissions, licences, waivers, consents, registration and approvals necessary to use the Service；

(C) to actively collaborate with Provider for the installation and integration of the necessary software and, if required by Provider, to designate a representative, who has the authority to act on behalf of the Client on matters relating to this Agreement; and not to modify, develop, repair or maintain the Services and not to permit any person other than a representative of Provider to do so；

(D)  not to:

(1) sell, distribute, resell, or lease any Services, including on or in connection with the internet or any time- sharing, service bureau, software as a service, cloud, or other technology or service, without Provider consent or as otherwise set forth in this Agreement；

(2) reproduce, duplicate, copy or re-sell any part of Provider’s App or Provider’s Portal or Service Materials in contravention of the provisions of this Agreement；

(3) use the Services to commit an unlawful activity, including storing or transmitting infringing, defamatory, or otherwise unlawful or tortious material；

(4) use the Services for misleading, fraudulent, or other malicious purposes；

(5) engage in abusive or excessive usage of the Services, which is usage significantly in excess of average usage patterns that adversely affects the speed, responsiveness, stability, availability, or functionality of the Services for other users；

(6) access or use the Services for purposes of benchmarking or competitive analysis of such services；

(7) remove, delete, add to, alter, or obscure any warranties, disclaimers, notices of Intellectual Property Rights or other notices, or any marks, symbols or serial numbers that appear on or in connection with any of the Services；

(8) reproduce, modify, adapt or create derivative works of any part of the Services or Deliverables； or

(9) encourage or assist any third party to do any of the foregoing.

6. Representation and Warrant.

6.1  Provider represents and warrants to Client that:

(A) this Agreement is executed by a duly authorized representative of that Party，

(B) it has full power and authority to execute, deliver and perform its obligations under this Agreement，

(C) there are no currently in force or binding agreements with third parties the terms of which would prevent it from entering into this Agreement or would materially impede the performance by it of its obligations under this Agreement， and

(D) it shall provide the Services under this Agreement in accordance with: (1) all Applicable Laws, (2) good industry practice, and (3) all due skill and care.

6.2 Client represents and warrants to Provider that:

(A) this Agreement is executed by a duly authorized representative of that Party,

(B) it has full power and authority to execute, deliver and perform its obligations under this Agreement,

(C) there are not currently in force or binding agreements with third parties the terms of which would prevent it from entering into this Agreement or would materially impede the performance by it of its obligations under this Agreement,

(D) it has and will maintain in force and shall at all times comply with all Applicable Laws, and all consents, approvals, licences and permissions (statutory, regulatory contractually or otherwise) required under Applicable Laws to receive the benefit of the Services, and

(E) it and its affiliates, personnel, and Authorized Users will use the Services only in compliance with all Applicable Laws; Although Provider has no obligation to monitor Client’s or its Affiliates’, personnel’s, or Authorized Users’ use of the Services, Provider may do so and may prohibit any use of the Services it believes may be (or alleged to be) in violation of the foregoing.

7. Fees.

7.1 Fees. In consideration of the Services to be provided by Provider, Client has agreed to adhere to the payment schedule and pay fees (“Fees”) to Provider in accordance with Schedule 2. Unless otherwise agreed in this Agreement (including any Appendix attached hereto), Client undertakes to pay the relevant Fees starting from the date of accepting the corresponding Confirmation Form (whether expressly or implicitly) which contains the relevant portion of Service herein, until expiration of this Agreement. Client will pay all applicable Fees for the Services as stipulated in the Schedule 2 or as otherwise notified by Provider where Provider proposed to change the Fees therein. Except as otherwise specified in this Agreement or prohibited by the Applicable Laws, payment obligations are non-cancelable and fees paid are not refundable.

7.2 Invoicing and Payment Terms.

(A) Fees for the Services hereunder will be invoiced according to the terms set forth in Schedule 2 hereto;

(B) Invoices are due for payment by Client to Provider (including Provider’s designated party as indicated in the then-current invoice) within [seven (7) days] (unless otherwise stated in the Schedule 2 hereto or notified in the then-current invoice) of the invoice date;

(C) All Fees due and payable by Client in this Agreement shall be denominated in the currency stated in Schedule 2 hereto or set forth in the then-current invoice billed to Client.

7.3 Taxes. All amounts payable by Client under this Agreement are exclusive of any applicable taxes, levies, duties, or similar governmental assessments of any nature (including value-added, sales, use, and withholding taxes, but excluding taxes based on Client’s income, property, or employees) (“Taxes”) that may arise in connection with the Client’s purchases under this Agreement. If any such Taxes arise, Client will pay such Taxes in addition to all other amounts payable under this Agreement, unless Client provides Provider with a valid tax exemption certificate or other documentary proof, issued by an appropriate taxing authority, that no tax should be charged. If Client is required by law to withhold any Taxes from its payments to Provider, Client must provide Provider with an official tax receipt or other appropriate documentation to support such payments.

7.4 Change of Fees. Client acknowledges and agrees that Provider may, from time to time, change, update and revise the Fees (including, without limitation to, the payment schedule and Fee ratio) (“Change of Fees”) after the execution of this Agreement and during the Term thereof, the details of which may be notified by Provider in a way where Provider deems appropriate. Client undertakes to accept the revised Fees if there is no objection or disagreement raised from Client upon [three (3)] day’s receipt of the said notification sent by Provider. In the event Client disagrees with the revised Fee notified by Provider, the Parties will negotiate amicably in this regard and continue to perform in accordance with the terms of the original Agreement during the negotiation period. Notwithstanding the forgoing provisions, Client further acknowledges and agrees that given certain portion of the Services may be relied on Provider’s then upstream third-party vendor with whom Provider is collaborated and/or in partnership (such vendor, “Upstream Third-Party Vendor”), if the said Change of Fees is due to Upstream Third-Party Vendor’s cause or reason, such Change of Fees will immediately effective upon Client upon its receipt of Provider’s relevant notice.

7.5 Late Fees. In addition to any other rights available to it at law or equity, Provider reserves the right to suspend or terminate this Agreement, and Client’s access to the Services if then-current Fees due to Provider becomes delinquent and is uncured for a period of [thirty (30)] days from the invoice date. Delinquent invoices are subject to interest of [1.5%] per month on any outstanding balance, or the maximum permitted by any Applicable Law, whichever is less, from the date of the delinquency notice, plus all expenses of collection, including, without limitation, all reasonable legal fees incurred by Provider (regardless of whether or not suit is brought). Client will continue to be charged for Fees during any period of the Service suspension due to Client’s delinquency. Interest will be computed commencing as of the business day after the original due date until and including the date payment is made, unless paid during the fifteen-day cure period, in which case no interest shall be due. Payments will be credited first to late payment charges and next to the unpaid balance. Client shall be responsible for all collection costs and/or legal expenses necessitated by lateness or default in payment.

8. Confidentiality.

8.1 All Confidential Information shall be kept confidential by the recipient either before or after the termination of this Agreement, unless compelled to do so by any relevant regulatory authority or court of competent jurisdiction or permitted under this Agreement. Each Party shall:

(A) treat as confidential and keep secret all Confidential Information of the other Party which is disclosed to it pursuant to this Agreement,

(B) take all proper and effective precautions to prevent the disclosure of the Confidential Information of the other Party to unauthorized persons and to preserve the secrecy and confidentiality of the Confidential Information and, in particular but without in any way limiting the generality of the foregoing, take all necessary action to prevent unauthorized persons from obtaining access to the Confidential Information whether by direct or indirect exposure, and

(C) subject to the Applicable Laws, destroy or return all Confidential Information to the other Party upon the termination or expiry of this Agreement.

8.2 The Parties shall each limit the disclosure of the Confidential Information to its employees or agents who have a need to know such Confidential Information for the purpose of fulfillment of each Party’s obligations under this Agreement.

8.3 Notwithstanding the terms of this Clause 8, each Party may disclose the terms of this Agreement to its related companies, solicitors, auditors, insurers, accountants and financiers on a confidential and need to know basis.

8.4 The Parties agree that any unauthorized use or disclosure of the disclosing party’s Confidential Information may cause immediate and irreparable harm to the disclosing party for which money damages may not constitute an adequate remedy. In such an event, the Parties agree that injunctive relief may be sought as an appropriate remedy.

8.5 If any receiving party is directed by any court order, subpoena or other legal, governmental or regulatory agency’s request or similar process to disclose any of the disclosing party’s Confidential Information, the receiving party shall notify the disclosing party in writing, with a copy of such a document attached, in sufficient detail immediately upon receipt of such court order, subpoena or other legal, governmental or regulatory agency’s request or similar process, in order to permit application by the disclosing party for an appropriate protective order.

8.6 The obligations contained in this Clause shall endure, even after the termination of this Agreement, until the Confidential Information enters the public domain as set out above.

9. Security.

9.1 Provider Security. Provider has implemented and will maintain industry standard technical, physical, and organizational measures intended to protect Client Data against unauthorized or unlawful processing and against accidental loss of, or damage to, such Client Data.

9.2 Client Security. Client shall employ all physical, administrative and technical controls, screening and security procedures and other safeguards necessary to: (a) securely administer the distribution and use of all Access Credentials and protect against any unauthorized access to or use of the Services, and (b) control the content and use of Client Data, including the uploading or other provision of Client Data for processing by the Services.

9.3 Client Control and Responsibility. Client has and will retain sole responsibility for:

(A) content, quality, integrity, and use of Client Data,

(B) all information, instructions and materials provided by or on behalf of Client or any Authorized User in connection with the Services,

(C) the security and use of Client’s and its Authorized Users’ Access Credentials, and

(D) all access to and use of the Services or Deliverables directly or indirectly by or through the Client systems or Client’s or its Authorized Users’ Access Credentials.

9.4 Personal Data. Client hereby acknowledges and agrees that by providing the Services hereunder, Provider and its applicable Affiliate may process Personal Data of Client’s End User, regardless of Client’s purchase of LongPort Solution or White Label Solution. Client shall ensure and procure obtain any and all consent and authorization required under the Applicable Law and data protection legislation from its own End User to permit Provider and its applicable Affiliate processing such Personal Data for purposes of performing the Services.

10. Indemnification.

10.1 Provider will indemnify, defend, and hold harmless Client, its affiliates, and its officers, directors, employees, agents and representatives from and against any and all claims arising out of or related to any actual or alleged negligent act, omission, willful misconduct, or breach of this Agreement by Provider. Provider shall not indemnify Client or be liable for any claims hereunder if the finding of infringement is based on:

(A) any misrepresentation by Client,

(B) the Client Content,

(C) the combination, operation, or use of Provider’s App or Provider’s Portal with hardware, data, software, or technology not in conformance with this Agreement, or

(D) modifications to Provider’s App or Provider’s Portal if such modifications were not made by Provider or were not in accordance with the Provider’s directions or instructions.

10.2 Client will indemnify, defend and hold harmless Provider, its affiliates, and their respective officers, directors, employees, agents and representatives from and against any and all claims arising out of or related to, any actual or alleged：

(A) negligent act, omission, willful misconduct, or breach of this Agreement by Client or any of its Affiliates, personnel, or Authorized Users or its End Users, or

(B) infringement or misappropriation of a third party’s Intellectual Property Rights related to:

(1) Client’s uses of the Services,

(2) Client’s modification, combination, or use of the Services if such claim would not have arisen but for such modification, combination, or use, or

(3) Client Data and any materials that Client or its Affiliates, personnel, or Authorized Users submits, collects, provides, posts, uploads, inputs, or submits for public display via or through the Services.

11. Term, Suspension, and Termination.

11.1 Term. This Agreement takes effect as of the Effective Date upon duly execution by both Parties. Unless terminated earlier pursuant to any of the Agreement’s express provisions, this Agreement continues for [two (2)] years commencing from the Effective Date (the “Initial Term”). This Agreement will automatically renew for additional successive [one (1)] year terms unless earlier terminated pursuant to this Agreement’s express provisions or either party gives the other party written notice of non-renewal at least [ninety (90)] days prior to the expiration of the then-current term (each a “Renewal Term” and, collectively, together with the Initial Term, the “Term”).

11.2 Suspension. Provider may limit or suspend the Service from time to time at its sole discretion. If the circumstances reasonably permit, Provider will give Client reasonable advance notice of any limitation or suspension so that Client can plan around it or address the issue that has prompted Provider to take such action. There may be some situations, such as security emergencies, where it is not practicable for Provider to give such advance notice. Provider will use commercially reasonable efforts to narrow the scope and duration of the limitation or suspension as is needed to resolve the issue that prompted such action.

(A) Suspension for Late Payment. Provider reserves the right to suspend Client’s access and/or use of the Service for which any payment is due but remains unpaid after [thirty day]s’ written notice of such delinquency. Client agrees that Provider shall not be liable to Client, or to any third party, for any suspension of the Service resulting from Client’s non-payment of the Fees as described in this Agreement, and

(B) Suspension for Ongoing Harm. Client agrees that Provider may, with reasonably contemporaneous telephonic or electronic mail notice to Client, suspend Client’s access to the Service if Provider reasonably concludes that Client’s use of the Service is causing immediate and ongoing harm to Provider or others. Provider will use commercially reasonable efforts to resolve the issues causing the suspension of the Service. Client agrees that Provider will not be liable to Client or to any third party for any suspension of the Service under such circumstances as described in this Clause.

11.3 Termination Without Cause. This Agreement may be terminated at any time by any Party to this Agreement upon [ninety (90)] days’ prior written notice to the other Party (or such shorter notice period as may be mutually agreed with the other parties) unless terminated earlier pursuant to other clauses in this Clause 11.

11.4 Termination With Cause. This Agreement may also be terminated by any Party with immediate effect, by written notice to the other party, in the event that:

(A) the license, approval, authorization or consent held by any of the other parties which is required for the performance of its obligations under this Agreement, and which has been granted or given by any relevant regulatory authority, is terminated or suspended,

(B) any of the other parties commits a material breach of this Agreement, and if such breach shall be capable of remedy, such party fails, within [thirty (30)] calendar days of receipt of a notice by any other non-defaulting party requiring it to do so, to remedy such breach,

(C) it goes into liquidation or presents or is presented with a petition for or passes a resolution for winding up or bankruptcy, either compulsory or voluntary (save for the purposes of reconstruction or amalgamation), or makes any arrangement with its creditors or any assignment for the benefit of creditors, or if a receiver or manager of its business or undertaking is duly appointed, or if distress or execution shall be levied or threatened upon any of its property, or if it suffers any similar action in consequence of debt,

(D) any representations and warranties made by either party under or in connection with this Agreement are confirmed to be false or misleading,

(E) any adverse finding is made in respect of, or official sanction imposed on any other party by any relevant regulatory authority which would be likely to affect its ability to perform its obligations under this Agreement,

(F) a relevant regulatory authority has held, or is likely to hold, any other party to be in breach of any regulatory or other duties in relation to this Agreement,

(G) any payment is due but remains unpaid after [thirty (30)] day’s written notice of such delinquency, and

(H) any of the Parties hereto ceases to be authorized to carry on business or if such authorization is suspended for any reason.

11.5 Effect of Termination. Upon any expiration or termination of this Agreement, except as expressly otherwise provided in this Agreement:

(A) all rights, Licenses, consents and authorizations granted by either Party to the other hereunder will immediately terminate,

(B) Client will immediately cease all use of the Services,

(C) Client shall return all Service Materials (except that it may retain a copy for archival purposes or as otherwise provided in this Agreement) to Provider and Provider may immediately deactivate or disable all of Client’s and its Authorized Users’ access to the Services,

(D) if so requested, Client shall provide Provider with reasonable and prompt access to Client’s premises to allow Provider to retrieve the hardware and software and /or, in accordance with Provider’s instructions, return to Provider all hardware and software that Provider has provided to Client in connection with the Services, and

(E) Provider shall either: (1) grant Client reasonable access to the Service for the sole purpose of Client retrieving Client Data or (2) transfer all Client Data to other media for delivery to Client; Client agrees that Provider shall not be liable to Client or to any third party for any termination of Client and its Authorized User’s access to the Service or deletion of Client Data, provided that Provider is in compliance with the terms of this Section. Notwithstanding the foregoing, nothing shall preclude Provider from maintaining one copy of Client Data if required by the Applicable Law.

11.6 Payment Consequences of Termination. Upon termination of this Agreement, unless terminated by Client due to Provider’s material breach of this Agreement, Client will remain liable for any accrued but un-billed Fees and any unpaid fees covering the remainder of the Term had this Agreement not been terminated.

11.7 Survival. The following Clauses will survive termination of this Agreement: 3.2, 6, 8.

12. Disclaimer, and Limitations of Liability.

12.1 Client expressly agrees that Client’s use of Provider’s Services, including the systems and software products as defined herein, is at Client’s sole risk. Neither Provider nor any of its directors, officers, employees, agents, contractors, Affiliates, information providers, licensors, or other suppliers providing data, information, services or software, warrants that the Services will be uninterrupted or error free; nor do any of them make any warranty as to the results that may be obtained from the use of the Services or as to the timeliness, sequence, accuracy, completeness, reliability or content of any data, information, services, or transactions provided and Provider shall not be responsible for any losses liabilities or damages caused by the acts or omissions of those third party agents, contractors, information providers or other suppliers beyond any amount which Provider is able to recover pursuant to its agreement with such entity.

12.2 THE SERVICE IS PROVIDED ON AN “AS IS”, “AS AVAILABLE” BASIS, WITHOUT WARRANTY OF ANY KIND, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW. PROVIDER DISCLAIMS ALL WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON- INFRINGEMENT. THERE IS NO WARRANTY THAT ANY DATA OR OTHER INFORMATION PROVIDED THROUGH PROVIDER, THE SERVICE OR THE SYSTEM WILL FULFILL ANY PARTICULAR PURPOSES OR NEEDS.

12.3 LIMITATION OF LIABILITY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL PROVIDER, ANY OF ITS AGENTS, AFFILIATES, THIRD PARTY PROVIDERS OR ANYONE ELSE INVOLVED IN CREATING, PRODUCING, DELIVERING OR MANAGING THE DELIVERY OF THE SERVICE BE LIABLE TO CLIENT, ANY CUSTOMER OR ANYONE ELSE FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE OR ANY OTHER DAMAGES WHATSOEVER (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS, LOST OPPORTUNITY, TRADING LOSSES, DAMAGES RESULTING FROM INCONVENIENCE OR LOSS OF USE OF A WEB SITE), EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF THE USE OF OR INABILITY TO USE THE SERVICE OR FOR ANY BREACH OF ANY WARRANTY OR OTHERWISE RELATED TO THIS AGREEMENT OR ANY SERVICE.

13. Force Majeure.

13.1 Force Majeure. The delay or non-performance by a Party of its obligations (which shall include any refusal by such Party to act in accordance with the terms of this Agreement or the instructions of the other Party), shall be excused if and to the extent that such delay or non-performance is due to:

(A) any law, regulation, order, sanction or direction of any relevant regulatory or law enforcement authority which the Party is obligated to comply with, either by law, by contract or by reason of such compliance being required by any of its holding companies or its ultimate holding company’s obligations to such regulatory authority,

(B) any Act of God, fire, flood, earthquake, strike, riot, act of terrorism, war,

(C) epidemic or pestilence, or

(D) any cause beyond the reasonable control of such Party and without its fault or negligence;

each referred to as “Force Majeure Event”;

provided that to the extent that it is legally permissible to do so, the Party affected by any Force Majeure Event gives written notice to the other Party of such Force Majeure Event and the resulting delay or non-performance of its obligations as soon as is practicable and, in any event, not later than [fifteen (15)] days after the occurrence of such event and exercises all reasonable efforts to mitigate the extent of such delay or non-performance.

13.2 If the Force Majeure Event shall continue for a period exceeding [thirty (30)] days from:

(A) the date of the notice of such Force Majeure Event; or

(B) the lapse of the [fifteen (15)] days after the occurrence of such event,

whichever is earlier, either Party may at any time thereafter upon giving written notice to the other Party terminate this Agreement immediately or with effect from such time stated in the notice.

13.3 Notwithstanding Clause 13.2, if the Force Majeure Event renders a Party no longer practically able to continue its business operations due to (but not limited to) business facilities, system or staff being rendered unusable or unavailable to conduct normal business operations either by reason of destruction, death or any other loss, then the Agreement shall terminate automatically on the date of the Force Majeure Event or if any delay or non-performance by a Party of its obligations arises by reason of any law, regulation, order, sanction or direction of any regulatory or law enforcement authority, such Party may at any time upon giving written notice to the other Party terminate this Agreement immediately or with effect from such time stated in the notice.

13.4 Neither Party shall have any claim against the other, whether in contract, tort, equity or otherwise, for any loss or damages arising out of, in connection with or relating to delay or non-performance by a Party of its obligations or the termination of the Agreement pursuant to and in accordance with this Clause.

14. Intellectual Property Rights.

14.1 Protection of Intellectual Property. Client shall preserve and protect Provider’s and its Affiliates’ patent, trade secret, copyright and other proprietary rights in Provider’s or its Affiliates’ products, services, trademarks and tradenames, at least to the same extent used by Client to preserve and protect its own proprietary data or information and to notify Provider of any action by any third party known by Client to constitute an infringement of Provider’s or any of its Affiliates’ proprietary rights and to cooperate with Provider in protecting such rights. Without limiting the foregoing, Client shall note Provider’s or its Affiliates’ patent, trade secret, copyrights, trademarks and trade names when Client makes reference to or distributes products or services provided by Provider or its Affiliates, as applicable.

14.2 No Reverse Engineering. Client shall not, directly or indirectly, modify the features or functionality of, copy or create derivative works using all or any portion of, analyze or remove semiconductor components from, decompile, or otherwise reverse engineer or attempt to reverse engineer or derive source code, techniques, algorithms or processes from the Services, Provider’s App or Provider’s Portal or permit or encourage any third-party to do so.

14.3 Ownership. Except for the license granted hereunder, nothing in this Agreement shall be construed to transfer to Client any rights, title and/or interest in and to the Provider’s App or Provider’s Portal and Services, Service Materials or Deliverables, including, without limitation, the Intellectual Property Rights therein. Except to the extent that any Intellectual Property Rights in Provider’s App or Provider’s Portal and Services, are published or otherwise matters of public record, the Provider’s App or Provider’s Portal and Services are trade secrets of Provider and its Affiliates or one or more of its third-party vendor. As between Provider and Client, Provider shall at all times be and remain the sole and exclusive owner of the Provider’s App or Provider’s Portal and Services.

14.4 Revisions and Modifications. From time to time during the term of this Agreement, Provider may in its sole and absolute discretion revise or modify any Provider’s App or Provider’s Portal and Services, to include any patches, upgrades, updates, new versions and other modifications, improvements and enhancements made by or for Provider (collectively, “Service Modification”). The Intellectual Property Right of the Service Modification shall belong to Provider at all times.

14.5 Feedback. By submitting the feedback to Provider, Client grants Provider and its Affiliate a non-exclusive, perpetual, royalty-free license to use the feedback and Provider and its Affiliate may, in connection with any of its products or services, freely use, copy, disclose, license, distribute, and exploit any feedback, regardless of the source or manner of acquisition of the feedback, in any manner without any obligation, royalty, or restriction based on any Intellectual Property Rights or otherwise. No feedback will be considered confidential, and nothing in this Agreement limits Provider’s ability to independently use, develop, evaluate, or market Products or Services, that are based upon or in any way incorporate feedback.

15. Notice.

15.1 All notices, demands and communications shall be in writing and sent by registered post or email or delivered by hand to the respective postal addresses or email addresses as set out below or such other address as either Party hereto may from time to time notify the other in writing:

To Provider:

Address: 1407-08, 14/F, Cosco Tower, 183 Queen’s Road Central, Hong Kong,

Attention: Sally Yu

Email: [**]

To Client:

Address: Room 1101, 118 Connaught Road West, Hong Kong

Attention: Chris Chan

Email: [**]

15.2 Any notice given by one Party to the other which:

(A) is delivered by hand, upon written acknowledgement of receipt by an officer or a duly authorized employee, agent or other representative of the other Party, shall be deemed to have been duly served,

(B) is posted by registered post to the addressee’s notice address for the time being will be presumed (until the contrary is proved by the addressee) to have been received by the addressee on the [fifth (5th)] day after the date of posting, or

(C) is given by electronic mail, will be deemed to be received upon successful transmission, it being agreed that the burden of proving receipt will be on the sender of such notice or communication and such burden will be satisfied by a transmission report generated by the sender’s computer showing that the e-mail to the recipient’s e-mail address has been delivered.

16. Miscellaneous.

16.1 Amendment. This Agreement sets out the entire understanding between the Parties hereto in respect of the subject matter herein and there are no promises, terms, conditions or obligations, oral or written, expressed or implied, other than those set out herein. This Agreement shall not be varied unless the variation is expressly agreed in writing by each Party.

16.2 Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, provided that either Party may assign without such consent to: (A) an Affiliate; or (B) to a successor pursuant to a merger or a sale of all or substantially all of its assets to which this Agreement relates. This Agreement shall be binding upon and inure to the benefit of each Party’s successors or assigns.

16.3 Waiver and Cumulative Remedies.

(A) The rights and remedies of each Party under, or in connection with, this Agreement may be waived only be express written notice. Any waiver shall apply only in the instance, and for the purpose for which, it is given;

(B)  No right or remedy under, or in connection with, this Agreement shall be precluded, waived or impaired by any failure to exercise or delay in exercising it; any single or partial exercise of it; any earlier waiver of it, whether in whole or in part; or any of the above in relation to any other right or remedy (be it of similar or different character);

(C) The rights and remedies under this Agreement are cumulative and in addition, except where otherwise expressly provided in this Agreement, do not exclude any rights and remedies provided by law (including equitable remedies) or otherwise.

16.4 Sub-Contracting. Provider may subcontract the provision of the Services without Client’s consent. Provider will be responsible for the performance of its employees and contractors, and their compliance with Provider’s obligations under this Agreement, except as may be otherwise specified herein.

16.5 Severability. If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby, and this Agreement shall be carried out as if any such invalid or unenforceable provision or condition were not contained herein.

16.6 English Version Prevails. This Agreement may be translated into other languages as a convenience for Client. However, English is the official language and in the event of any inconsistency or ambiguity as to the meaning of any word or phrase in any such translation, the English text shall prevail in all matters.

16.7 Third Party Rights. Unless expressly provided to the contrary in this Agreement, a person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of Laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Agreement. Notwithstanding any provisions of this Agreement, the consent of any person who is not a Party to this Agreement is not required to rescind or vary this Agreement at any time.

16.8 Binding Effect. This Agreement shall inure to the benefit of the respective heirs, legal representatives and permitted assigns of each party, and shall be binding upon the heirs, legal representatives, successors and assigns of each party.

16.9 Applicable Law; Jurisdiction; Dispute Resolution.

(A) Applicable Law. The Agreement and all rights, obligations and liabilities of the parties shall be governed by and construed in all respects in accordance with the laws of Hong Kong;

(B) Jurisdiction. The courts of Hong Kong have non-exclusive jurisdiction to settle any dispute arising out of or in connection with the Agreement (including any dispute regarding the existence, validity or termination of the Agreement) (a “Dispute”). The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly, no party will argue to the contrary. Notwithstanding the aforesaid, Provider shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by Applicable Law, Provider may take concurrent proceedings in any number of jurisdictions. In all judicial actions or dispute resolution methods, the Parties waive any right to punitive damages. Client irrevocably and unconditionally agrees to accept service of process regarding any action, suit or proceeding brought in any court identified above by first class mail or courier service delivered to Client’s address as set out in Clause 17. If Client changes its address, it shall notify Provider immediately and Client shall thereafter accept service of process as specified herein at its new address.

16.10 Right to Compete. Nothing in this Agreement or otherwise shall be deemed to restrict in any way the right of Provider or its Affiliate of to compete with Client in any or all aspects of Client’s business.

16.11 Entire Agreements. This Agreement constitutes the entire agreement and understanding between the Parties in respect of its subject matter and supersedes any previous agreement, warranty, statement, representation, understanding, or undertaking (in each case whether written or oral) given or made before the Effective Date by, or on behalf of, the Parties and relating to its subject matter.

16.12 Counterparts. This Agreement may be executed in counterparts, and all counterparts so executed shall constitute one agreement, binding on the Parties hereto, notwithstanding that the Parties are not signatory to the same counterpart.

16.13 Electronic Document Delivery/e-Signatures. To the fullest extent permitted by Applicable Law, Client and Provider agree that electronic delivery of any contract, certificate or other document required or permitted to be delivered hereunder shall satisfy any delivery requirement of either party hereto and Client and Provider further agree that an electronic signature on any contract, certificate or other document delivered to the other Party shall constitute a true and original signature of the party delivering the electronic signature.

IN WITNESS whereof the Parties hereto have caused this Agreement to be signed as of the Effective Date.

Signed for and on behalf of ) PROVIDER LONG BRIDGE TECHNOLOGY HK LIMITED by: )	Signature	/s/ HU GUOWEN
	Name (block capitals)	hu guowen
Director/authorised signatory

IN WITNESS whereof the Parties hereto have caused this Agreement to be signed as of the Effective Date.

Signed for and on behalf of ) CLIENT Zhong Yang Securities Limited by: )	Signature	/s/ Yuen ka fei
	Name (block capitals)	Yuen ka fei
Director/authorised signatory